                                                                    EXHIBIT 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Unless the context otherwise requires, "WE," "US," "OUR" and "ROCK-TENN" refer to the business of Rock-Tenn Company and its consolidated subsidiaries. These terms do not include Seven Hills Paperboard, LLC, a manufacturer of gypsum paperboard liner, which we refer to as "SEVEN HILLS." We own 49% of Seven Hills, which we do not consolidate for purposes of our financial statements. Unless the context otherwise requires, "GSPP" refers to the Pulp and Paperboard and Paperboard Packaging business of Gulf States Paper Corporation and certain of its related entities (which we refer to collectively as "GULF STATES") that we acquired on June 6, 2005, including GSD Packaging, LLC , which we refer to as "GSD." We acquired 60% of GSD, which conducts folding carton operations, as part of the GSPP acquisition (which we refer to collectively as the "GSPP ACQUISITION").

In the GSPP Acquisition we acquired substantially all of the GSPP operations and assumed certain of Gulf States' related liabilities for an aggregate purchase price of $553.9 million, net of cash received of $0.7 million, including various fees and expenses. The purchase price for the GSPP Acquisition is subject to post-closing adjustments to reflect, among other things, changes in Gulf States' working capital related to GSPP and certain pre-closing capital expenditures. On June 6, 2005, we entered into a Credit Agreement (which we refer to as the "SENIOR CREDIT FACILITY"). The Senior Credit Facility includes revolving credit and term loan facilities in the aggregate principal amount of $700 million. We financed the GSPP Acquisition, including related costs, with $420.0 million in financing from the Senior Credit Facility into which we entered contemporaneously with the closing of the GSPP Acquisition, $70.1 million in financing from our existing Asset Securitization Facility and cash on hand. The Senior Credit Facility is pre-payable at any time and is scheduled to expire on June 6, 2010. The Senior Credit Facility is secured by the real and personal property of the GSPP business that we acquired in the GSPP Acquisition and the following property of the Company, as specified in the Senior Credit Facility: inventory and general intangibles, including, without limitation, specified patents, patent licenses, trademarks, trademark licenses, copyrights and copyright licenses. Borrowings in the United States under the Senior Credit Facility bear interest based upon either (1) LIBOR plus an applicable margin (which we refer to as "LIBOR LOANS") or (2) the alternative base rate plus an applicable margin (which we refer to as "BASE RATE LOANS"). At June 30, 2005, the applicable margin for determining the interest rate applicable to LIBOR Loans and the applicable margin for determining the interest rate applicable to Base Rate Loans were 1.750% and 0.750%, respectively. For additional information regarding our outstanding debt and credit facilities, see "NOTE 11. DEBT" of the Notes to Condensed Consolidated Financial Statements section of the Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (which we refer to as the "JUNE FISCAL 2005 FORM 10-Q") and "NOTE
11. DEBT" of the Notes to Condensed Consolidated Financial Statements section of the Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2004 (which we refer to as the "FISCAL 2004 FORM 10-K").

We are exposed to changes in interest rates as a result of our debt related to the GSPP Acquisition. We use swap agreements to manage the interest rate characteristics of a portion of this debt. During the third quarter of fiscal 2005, we executed new swaps on our debt related to the GSPP Acquisition. The new swaps that we entered into during the quarter have a July 1, 2005 effective date. As of July 1, 2005, our fixed to floating rate debt ratio was approximately 75%:25%. Taking into account the swaps described above, if market interest rates increased an average of 12.5 basis points, our annual interest expense on our debt related to the GSPP Acquisition would increase by $0.2 million.

We prepared the pro forma financial information using the purchase method of accounting. Under purchase accounting, the total cost of the GSPP Acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the GSPP Acquisition. We have made a preliminary allocation of the purchase price to major categories of assets and liabilities based on estimates. The purchase price allocation is preliminary because we have not yet completed an independent appraisal of the property, plant and equipment and intangible assets we acquired. In addition, the purchase price is subject to a final adjustment based on the working capital we acquired. The purchase agreement provides for a 120 day period during which Rock-Tenn and Gulf States must finalize the working capital adjustment. The final allocation of the purchase price and the effect of the final allocation on results of operations may differ significantly from the pro forma amounts included herein. We have allocated to goodwill the excess of the purchase price over the net tangible and identifiable intangible assets we acquired and liabilities we assumed.

Our preliminary allocation of the purchase price, which is subject to change based on the final valuation of the assets acquired and liabilities assumed as of the closing date, is as follows (in thousands):

Property, plant and equipment                    $     359,945
Net working capital acquired                           103,238
Customer contracts and relationships                    44,467
Other long term assets                                    (156)
Minority interest                                      (10,743)
Goodwill                                                57,142
                                                 -------------
Estimated total purchase price                   $     553,893
                                                 =============

The following unaudited condensed pro forma combined statements of operations for the nine months ended June 30, 2005 and for the year ended September 30, 2004 give effect to the GSPP Acquisition and the related financing transactions as if they occurred on October 1, 2003. The pro forma combined financial statements include adjustments directly attributable to the GSPP Acquisition and related financing transactions that have a continuing impact on the combined businesses. The pro forma adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

The pro forma information is based on historical financial statements. We prepared the pro forma information in accordance with the rules and regulations of the Securities and Exchange Commission (which we refer to as the "SEC") and provided the information for comparison and analysis purposes only. The unaudited pro forma combined financial statements do not purport to represent the results of operations of the combined operations of Rock-Tenn and GSPP as if the GSPP Acquisition and related financing transactions actually occurred as of such dates or of the results that the combined operations would have achieved after the GSPP Acquisition. The unaudited pro forma combined statements of income also do not reflect significant operational cost savings that management of Rock-Tenn estimates may be achieved as a result of the GSPP Acquisition. The unaudited pro forma combined statements of operations do not include any material non-recurring charges that will arise as a result of the GSPP Acquisition and related transactions.

Rock-Tenn files its financial results based on a 52 week fiscal year ending September 30. Prior to the GSPP Acquisition, Gulf States reported GSPP's financial information on a 52 - 53 week year ending on the Sunday nearest the end of December. In order to produce a GSPP income statement for the year ended September 30, 2004, we started with GSPP's income statement for the year ended January 2, 2005, subtracted the income statement for the quarter ended January 2, 2005 and added the income statement for the quarter ended December 28, 2003, as reflected below:

                          GULF STATES PAPER CORPORATION
                       PAPERBOARD AND PACKAGING DIVISIONS
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

                                                           Adjustments
                                               -----------------------------------
                                                       Add            Subtract
                                               -----------------   ---------------
(In Thousands)                    53 Weeks      Thirteen Weeks        14 Weeks            52 Weeks
                                   Ended             Ended              Ended               Ended
                              January 2, 2005  December 28, 2003   January 2, 2005   September 26, 2004
                              ---------------  -----------------   ---------------   ------------------
Net sales                     $       474,771  $         108,209   $       122,322   $          460,658
Other income                              981                725               204                1,502
                              ---------------  -----------------   ---------------   ------------------
                                      475,752            108,934           122,526              462,160

Cost of products sold                 356,856             87,850            96,370              348,336
Selling and administrative
expenses                               45,121             11,817            11,783               45,155


Depreciation and
amortization                           39,335             10,303            10,265               39,373

Interest expense                            7                  3                 1                    9
Impairment charge                       1,825              1,310                25                3,110
                              ---------------  -----------------   ---------------   ------------------
                                      443,144            111,283           118,444              435,983
Income before income tax
  provision and minority
  interest                             32,608             (2,349)            4,082               26,177
Income tax provision                   10,135             (1,315)            1,161                7,659
                              ---------------  -----------------   ---------------   ------------------

Income before minority
  interest                             22,473             (1,034)            2,921               18,518
Minority interest                       1,796                284               358                1,722
                              ---------------  -----------------   ---------------   ------------------

Net income                    $        20,677  $          (1,318)  $         2,563   $           16,796
                              ===============  =================   ===============   ==================

The quarter ended January 2, 2005 was a 14-week quarter. For the 36 weeks ended June 5, 2005, we combined GSPP's fourth fiscal quarter ended January 2, 2005 with its first fiscal quarter ended April 3, 2005 and nine weeks ended June 5, 2005, as reflected below:

                          GULF STATES PAPER CORPORATION
                       PAPERBOARD AND PACKAGING DIVISIONS
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                  14 Weeks     Thirteen Weeks   Nine Weeks     36 Weeks
                                   Ended            Ended         Ended         Ended
(In Thousands)                January 2, 2005  April 3, 2005   June 5, 2005  June 5, 2005
                              ---------------  --------------  ------------  ------------
Net sales                     $       122,322  $      128,802  $     92,320  $    343,444
Other income                              204             228            89           521
                              ---------------  --------------  ------------  ------------
                                      122,526         129,030        92,409       343,965

Cost of products sold                  96,370          94,451        66,660       257,481
Selling and administrative
expenses                               11,783          13,870         7,587        33,240
Depreciation and amortization          10,265           9,621         6,640        26,526
Interest expense                            1               2             0             3
Impairment charge                          25              25             0            50
                              ---------------  --------------  ------------  ------------
                                      118,444         117,969        80,887       317,300
Income before income tax
provision and minority
interest                                4,082          11,061        11,522        26,665
Income tax provision                    1,161           3,426         3,836         8,423
                              ---------------  --------------  ------------  ------------

Income before minority
  interest                              2,921           7,635         7,686        18,242
Minority interest                         358             720           459         1,537
                              ---------------  --------------  ------------  ------------

Net income                    $         2,563  $        6,915  $      7,227  $     16,705
                              ===============  ==============  ============  ============

We did not prepare a pro forma balance sheet because we included a consolidated balance sheet that includes GSPP in our June Fiscal 2005 Form 10-Q.

The unaudited pro forma combined financial statements should be read in conjunction with our historical financial statements and notes thereto included in our Fiscal 2004 Form 10-K and our Current Reports on Form 10-Q for the subsequent fiscal quarters ended December 31, 2004, March 31, 2005 and June 30, 2005, and GSPP's historical financial statements and notes thereto included as
Exhibit 99.1 to this Form 8-K/A.

                                ROCK-TENN COMPANY
                     PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED SEPTEMBER 30, 2004
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      Pro Forma
                                                                       -------------------------------
                                                 Historical             Acquisition        Condensed
                                      -----------------------------
                                        Rock-Tenn          GSPP         Adjustments        Combined
                                      -------------    ------------    -------------      ------------
Net sales                             $   1,581,261    $    460,658    $        (553) 1   $  2,041,366
Cost of goods sold                        1,310,924         387,709             (553) 1      1,685,584

                                                                             (12,051) 2
                                                                                (445) 3

                                      -------------    ------------    -------------      ------------
Gross profit                                270,337          72,949           12,496           355,782

Selling, general and administrative
expenses                                    199,355          45,155            2,458  4        234,214
                                                                             (12,754) 5

Restructuring and other costs                32,738           3,110              445  3         34,493
                                                                              (1,800) 6

                                      -------------    ------------    -------------      ------------

Operating profit (loss)                      38,244          24,684           24,147            87,075
Interest and other income (expense)            (143)          1,502             (991) 7            368
Interest expense                            (23,566)             (9)         (27,828) 8        (51,403)

Income (loss) unconsolidated from
joint venture                                   119                                                119
Minority interest in income of
consolidated subsidiaries                    (3,419)         (1,722)                            (5,141)
                                      -------------    ------------    -------------      ------------

Income (loss) from continuing
operations before income taxes               11,235          24,455           (4,672)           31,018
Provision for income taxes                    1,584           7,659             (142) 9          9,101
                                      -------------    ------------    -------------      ------------

Income (loss) from continuing
operations                            $       9,651    $     16,796    $      (4,530)     $     21,917
                                      =============    ============    =============      ============

Weighted average common shares
outstanding - diluted                        35,478                                             35,478

Diluted earnings (loss) per share:

Income (loss) from continuing
operations                            $        0.27                                       $       0.61
                                      =============                                       ============

           See accompanying explanation of pro forma adjustments.

                                ROCK-TENN COMPANY
                     PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE NINE MONTHS ENDED JUNE 30, 2005
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      Pro Forma

                                                                       ---------------------------------
                                                Historical               Acquisition         Condensed
                                     -------------------------------
                                         Rock-Tenn           GSPP        Adjustments         Combined
                                     ---------------   -------------   --------------      -------------
Net sales                            $     1,204,834   $     343,444   $       (1,737) 1   $   1,546,541
Cost of goods sold                         1,017,079         284,007           (1,737) 1       1,291,739

                                                                               (7,610) 2

                                     ---------------   -------------   --------------      -------------
Gross profit                                 187,755          59,437            7,610            254,802

Selling, general and administrative
   expenses                                  145,572          33,240            1,702  4         171,499

                                                                               (9,015) 5

Restructuring and other costs                  3,977              50                0              4,027
                                     ---------------   -------------   --------------      -------------

Operating profit                              38,206          26,147           14,923             79,276
Interest and other income (expense)              399             521             (686) 7             234
Interest expense                             (22,264)             (3)         (19,269) 8         (41,536)

                                                                                    0

Income (loss) unconsolidated from
   joint venture                              (1,048)                                             (1,048)
Minority interest in income of
   consolidated subsidiary                    (3,043)         (1,537)               0             (4,580)
                                     ---------------   -------------   --------------      -------------

Income from continuing operations
   before income taxes                        12,250          25,128           (5,032)            32,346
Provision for income taxes                      (454)          8,423             (786) 9           7,183
                                     ---------------   -------------   --------------      -------------

Income from continuing operations    $        12,704   $      16,705   $       (4,245)     $      25,164
                                     ===============   =============   ==============      =============

Weighted average number of common
   and common equivalent shares
   outstanding                                35,911                                              35,911

Diluted earnings per share:
     Income from continuing
        operations                   $          0.35                                       $        0.70
                                     ===============                                       =============

           See accompanying explanation of pro forma adjustments.

                                COMBINED COMPANY
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Pro Forma Adjustments

The adjustments in the unaudited pro forma combined statements of income are as follows:

1     Eliminates intercompany sales.

2 Adjusts depreciation expense for fair market value adjustments to assets acquired. We expect to depreciate the fair value of property, plant and equipment of approximately $359.9 million on a straight-line basis over estimated useful lives that range from 7 to 20 years.

3     Reclassifies plant closing expense to restructuring and other costs.

4 Amortizes the identifiable intangible assets (customer contracts). We expect to amortize the estimated fair value of the identifiable intangibles of approximately $44.5 million on a straight-line basis over estimated useful lives that range from 9 to 35 years.

5 Eliminates corporate overhead charges by Gulf States net of expenses that Rock-Tenn expects to incur to provide comparable functions.

6     Eliminates impairment charge on recovery boiler asset not acquired.

7 Eliminates interest income on cash and marketable securities used to finance the acquisition.

8     Records interest expense on debt incurred to finance the acquisition.

9     Adjusts tax expense to reflect Rock-Tenn's filing status.